Exhibit 10.1

AMENDMENT NO. 3 TO CONSULTANCY AGREEMENT

This Amendment No. 3 to the Consultancy Agreement (as defined below) (this “Amendment”) is made and entered into as of this 11th day of February 2026 (the “Effective Date”), by and between Peter Matrai, a resident of Pennsylvania (the “Consultant”), and T1 Energy Inc. (formerly known as FREYR Battery, Inc.), a Delaware corporation with a principal place of business at 1211 E 4th St., Austin, TX 78702, USA (the “Company”). The Consultant and the Company are sometimes referred to herein individually as a “Party” and collectively as the “Parties”.

WHEREAS, the Company and the Consultant are parties to that certain Consultancy Agreement dated May 13th /14th, 2021, and as amended as of August 9, 2024 and August 1, 2025 (the “Consultancy Agreement”); and

WHEREAS, the Consultancy Agreement expired on December 31, 2025, as per its own terms and the Parties desire to amend the Consultancy Agreement to extend the term for an additional period of one (1) year under the terms and conditions set forth herein.

NOW, THEREFORE, in consideration of the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.	Amendment to Term. The Consultant Term, as defined and set forth in Section 1 of the Consultancy Agreement, is hereby extended for the period commencing on January 1, 2026 and expiring on December 31, 2026, unless terminated earlier in accordance with the terms of the Consultancy Agreement.

2.	Consultant Fee. The Consultant Fee, as set forth in Section 3(a) of the Consultancy Agreement, shall remain fixed at 30,000 USD per month. However, the Company reserves the right to reduce the Consultant Fee, provided that such decision is mandated by the Compensation Committee of the Company’s Board of Directors, in its sole discretion, as a general reduction applicable to all executive officers of the Company. Any reduction in the Consultant Fee will be communicated to the Consultant in writing at least thirty (30) days prior to the effective date of the reduction. The notice will include the new Consultant Fee and the effective date of the change. The Consultant acknowledges and agrees that the Company’s right to reduce the Consultant Fee is a condition of the extension of the Consultant Term as per this Amendment and that such reduction may be made without the Consultant’s prior consent, subject to the notice requirement specified above.

3.

Transaction Award. If, during the Consultant Term, the Company signs a definitive agreement related to a significant M&A transaction (as determined in good faith by the Company in its sole discretion) which the Consultant advises on, the Company shall grant the Consultant an award of restricted stock units (“RSUs”) covering a number of shares of common stock of the Company with a grant date fair market value of $250,000 (as determined under the Company’s 2021 Equity Incentive Plan (the “Plan”)). The RSUs shall vest in three (3) equal tranches on each of the first three (3) anniversaries of the grant date, provided, however, that vesting shall not be conditioned on the Consultant’s continued service with the Company following the grant date of the RSUs, and any unvested portion of the RSUs shall continue to vest and be settled in accordance with its terms notwithstanding the expiration, non-renewal or termination of the Consultancy Agreement or the Consultant’s resignation or removal as a director, except in the event of a termination for Cause. The RSUs shall be subject to the terms and conditions of the Plan and the Company’s standard form of RSU award agreement, which shall be consistent with this Section 3.

4.	No Other Changes. Except as expressly amended by this Amendment, all terms and conditions of the Consultancy Agreement shall remain in full force and effect and are hereby ratified and confirmed.

5.	Governing Law. This Amendment shall be governed by and construed in accordance with the laws of the Commonwealth of Pennsylvania, without regard to its conflict of laws principles.

6.	Counterparts. This Amendment may be executed in counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument. Electronic and facsimile signatures shall be deemed to be original signatures for all purposes.

7.	Entire Agreement. This Amendment, together with the Consultancy Agreement, constitutes the entire agreement between the Parties with respect to the subject matter hereof and supersedes all prior and contemporaneous understandings, agreements, representations, and warranties, both written and oral, with respect to such subject matter.

IN WITNESS WHEREOF, the Parties hereto have executed this Amendment as of the Effective Date.

CONSULTANT

/s/ Peter Matrai
Name:	Peter Matrai
Date:	2/11/2026

T1 ENERGY INC.

/s/ Daniel Barcelo
Name:	Daniel Barcelo
Title:	Chief Executive Officer
Date:	2/11/2026